UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Airgas, Inc.

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Jay Worley (610) 902-6206	Joele Frank / Dan Katcher / Andrew Siegel	Barry Strzelec (610) 902-6256
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Airgas Reports Strong Second Quarter Earnings; Raises Full Year Guidance

•	Adjusted diluted EPS* of $0.83, which excludes $0.05 of special items, up 22% over prior year

•	Same-store sales up 9% over prior year

•	Adjusted operating margin* of 12.0%, expansion of 40 basis points over prior year

•	Year-to-date free cash flow* of $179 million; year-to-date adjusted debt* reduction of $127 million

•	Full-year adjusted diluted EPS* guidance raised to $3.22 to $3.32 from $3.15 to $3.30, representing a 20% to 24% increase over prior year

RADNOR, PA – October 26, 2010 – Airgas, Inc. (NYSE: ARG), the largest U.S. distributor of industrial, medical, and specialty gases, and related supplies, today reported net earnings of $66.6 million, or $0.78 per diluted share, for its second quarter ended September 30, 2010. Excluding legal and professional fees and other costs of $0.03 per diluted share** related to an unsolicited takeover attempt, debt extinguishment charges of $0.01 per diluted share, and multi-employer pension plan withdrawal charges of $0.01 per diluted share, adjusted earnings per diluted share* were $0.83, an increase of 22% from adjusted earnings per diluted share* of $0.68 in the prior year. Prior year GAAP earnings per share of $0.65 included debt extinguishment charges of $0.02 per diluted share and multi-employer pension plan withdrawal charges of $0.01 per diluted share.

Second quarter sales were $1.06 billion, a sequential increase of 1% compared to the first quarter on the same number of selling days. Compared to the prior year, total same-store sales increased 9% in the quarter, with hardgoods up 12% and gas and rent up 7%. Acquisitions contributed 1% sales growth over the prior year.

“Our business continued to strengthen in our second quarter, reflecting broad-based improvement in most of our geographies and customer segments, and with the greatest strength in manufacturing,” said Airgas Chief Executive Officer Peter McCausland. “Hardgoods same-store sales accelerated noticeably this quarter as compared to gas and rent same-store sales, which is a trend consistent with an economic recovery. While revenues have not yet recovered to pre-recession levels, we are experiencing favorable leverage on sales growth and are achieving near record results for earnings and margins.”

Adjusted operating margin* for the quarter improved year-over-year to 12.0% from 11.6%, driven by operating leverage on sales growth and continued cost discipline. Sequentially, adjusted operating margin* was down slightly from 12.3% in the first quarter, reflecting 30 basis points of incremental impact from the commencement of SAP system conversions in July.

“With solid revenue growth and effective cost management, we drove second quarter adjusted EPS that exceeded our guided range, and that matched the second-best earnings quarter in Airgas history,” McCausland added. “Our SAP implementation is proceeding as planned, and our robust business momentum positions us to continue delivering earnings growth and strong cash flow.”

Year-to-date free cash flow* was $179 million at the end of the second fiscal quarter, driven by adjusted cash from operations* of $290 million and a 120 basis point year-over-year reduction in capital expenditures as a percent of sales, to 5.5%. Adjusted debt* at the end of the quarter was $1.7 billion, reflecting a reduction of more than $127 million year-to-date.

Guidance Update

The Company expects adjusted earnings per diluted share* for the third quarter to increase 17% to 23% from $0.65 in the prior year to $0.76 to $0.80, which includes $0.01 per diluted share of incremental expense associated with its SAP implementation. The sequential decline from the second quarter in adjusted earnings per diluted share reflects normal seasonal declines in the All Other Operations business segment as well as the impact of holidays and two fewer selling days in the third quarter, partially offset by continued business growth in the Distribution business segment.

For the full fiscal year 2011, the Company expects adjusted earnings per diluted share* to increase 20% to 24% from $2.68 in the prior year to $3.22 to $3.32, which includes $0.11 per diluted share of incremental expense associated with SAP implementation. The third quarter and fiscal 2011 guidance excludes debt extinguishment charges, multi-employer pension plan withdrawal charges, and costs and charges related to the unsolicited takeover attempt.

“Given our strong performance and expectations for steady growth, we raised our fiscal 2011 guidance, which now represents a year-over-year increase of 24% to 28% in underlying earnings before SAP costs,” added McCausland. “We remain on track to beat our calendar 2012 earnings goal of at least $4.20 per share, and we strongly believe that there is tremendous value to be realized for our stockholders through the continued execution of our business strategies.”

The Company will conduct an earnings teleconference at 11:00 a.m. Eastern Time on Tuesday, October 26. The teleconference will be available by calling (888) 359-3613. The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through November 26 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through November 3. To listen, call (888) 203-1112 and enter passcode 7505468.

* See attached reconciliations and calculations of the non-GAAP adjusted earnings per diluted share, adjusted operating margin, adjusted cash from operations, free cash flow, and adjusted debt.

** The legal and professional fees and other costs incurred are in response to Air Products’ unsolicited takeover attempt.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog, and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

# # #

Forward-Looking Statements

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. These statements include, but are not limited to: expectations for third quarter adjusted earnings per diluted share to be in the range of $0.76 to $0.80, which includes $0.01 per diluted share of incremental expense associated with the SAP implementation; expectations for adjusted earnings per diluted share for fiscal 2011 to be in the range of $3.22 to $3.32, which includes $0.11 per diluted share of incremental expense associated with the SAP implementation; third quarter and fiscal 2011 guidance excluding the impact of debt extinguishment charges, multi-employer pension plan withdrawal charges, and costs and charges related to the unsolicited takeover attempt; our robust business momentum positioning us well for continued earnings growth and strong cash flow; our expectations for steady growth;

the value to be realized for our stockholders through the continued execution of our business strategies; and our ability to beat our calendar 2012 earnings goal of at least $4.20 per share. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which can negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; the success of implementing and continuing our cost reduction programs; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt our business and negatively impact customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; continued potential liability under the Multiemployer Pension Plan Amendments Act of 1980 with respect to our participation in or withdrawal from multi-employer pension plans for our union employees; the timing of economic recovery in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; business disruptions associated with Air Products’ unsolicited takeover attempt; and other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, subsequent Form 10-Q, and other forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations of non-GAAP financial measures follow below.

Additional Information

This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc., Airgas has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. Also, materials related to Air Products’ Unsolicited Proposals are available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

Airgas has filed a definitive proxy statement on Schedule 14A with the SEC on July 23, 2010 in connection with the solicitation of proxies for the 2010 annual meeting of Airgas stockholders. Airgas may file an additional proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Airgas.

INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov.

Certain Information Regarding Participants

Airgas and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Airgas’ directors and executive officers in Airgas’ Annual Report on Form 10-K for the year ended March 31, 2010, which was filed with the SEC on May 27, 2010, and its proxy statement for the 2010 Annual Meeting, which was filed with the SEC on July 23, 2010. To the extent holdings of Airgas securities have changed since the amounts printed in the proxy statement for the 2010 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

AIRGAS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009 (f)	2010	2009 (f)
Net sales	$1,061,663	$965,091	$2,114,319	$1,947,082

Costs and expenses:
Cost of products sold (excluding depreciation)	476,172	425,136	951,274	864,075
Selling, distribution and administrative expenses (d)	396,614	372,014	787,163	750,758
Costs related to unsolicited takeover attempt (e)	4,687	—	8,474	—
Depreciation	56,214	52,647	110,479	104,230
Amortization	6,211	5,477	12,413	10,293

Total costs and expenses	939,898	855,274	1,869,803	1,729,356

Operating income	121,765	109,817	244,516	217,726

Interest expense, net	(14,025)	(16,343)	(27,344)	(34,710)
Discount on securitization of trade receivables (a)	—	(1,485)	—	(3,100)
Losses on the extinguishment of debt (c)	(1,221)	(2,011)	(4,162)	(2,011)
Other income (expense), net	852	(257)	242	948

Earnings before income tax expense	107,371	89,721	213,252	178,853

Income tax expense	(40,806)	(35,181)	(81,888)	(69,497)

Net earnings	$66,565	$54,540	$131,364	$109,356

Net earnings per common share:

Basic earnings per share	$0.80	$0.67	$1.57	$1.34

Diluted earnings per share	$0.78	$0.65	$1.54	$1.31

Weighted average shares outstanding:
Basic	83,704	81,764	83,580	81,646
Diluted	85,566	83,476	85,408	83,258

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	(Unaudited) September 30, 2010	March 31, 2010
ASSETS
Cash	$53,352	$47,001
Trade receivables, net (a)	520,676	186,804
Inventories, net	337,448	333,961
Deferred income tax asset, net	53,591	48,591
Prepaid expenses and other current assets	90,904	94,978

TOTAL CURRENT ASSETS	1,055,971	711,335

Plant and equipment, net	2,428,437	2,427,996
Goodwill	1,110,345	1,109,276
Other intangible assets, net	203,151	212,752
Other non-current assets	50,208	34,573

TOTAL ASSETS	$4,848,112	$4,495,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$152,127	$157,566
Accrued expenses and other current liabilities	346,547	307,822
Current portion of long-term debt	10,624	10,255

TOTAL CURRENT LIABILITIES	509,298	475,643

Long-term debt, excluding current portion (a)(b)	1,666,918	1,499,384
Deferred income tax liability, net	676,257	652,389
Other non-current liabilities	67,927	72,972

Stockholders’ equity	1,927,712	1,795,544

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,848,112	$4,495,932

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$131,364	$109,356
Adjustments to reconcile net earnings to net cash
(used) provided by operating activities:
Depreciation	110,479	104,230
Amortization	12,413	10,293
Deferred income taxes	19,650	30,641
Loss on sales of plant and equipment	1,149	1,890
Stock-based compensation expense	15,269	14,819
Losses on the extinguishment of debt (c)	4,162	2,011

Changes in assets and liabilities, excluding effects of business acquisitions:
Securitization of trade receivables (a)	(295,000)	(38,700)
Trade receivables, net	(38,251)	27,618
Inventories, net	(3,370)	42,830
Prepaid expenses and other current assets	5,787	1,767
Accounts payable, trade	(4,406)	(16,120)
Accrued expenses and other current liabilities	28,099	9,753
Other non-current assets	1,492	1,536
Other non-current liabilities	(5,394)	(2,154)

Net cash (used) provided by operating activities	(16,557)	299,770

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(117,337)	(131,365)
Proceeds from sales of plant and equipment	6,448	5,695
Business acquisitions and holdback settlements	(6,936)	(3,993)
Other, net	(523)	(2,307)

Net cash used in investing activities	(118,348)	(131,970)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	750,544	613,003
Repayment of debt	(595,319)	(765,688)
Financing costs	(8,009)	(2,588)
Premium paid on call of senior subordinated notes (c)	(3,175)	(1,284)
Proceeds from the exercise of stock options	13,057	4,698
Stock issued for the Employee Stock Purchase Plan	7,374	7,759
Tax benefit realized from the exercise of stock options	4,286	2,721
Dividends paid to stockholders	(39,315)	(29,440)
Change in cash overdraft and other	11,813	(2,646)

Net cash provided (used) in financing activities	141,256	(173,465)

Change in cash	$6,351	$(5,665)
Cash – Beginning of period	47,001	47,188

Cash – End of period	$53,352	$41,523

See attached Notes.

Notes:

a)	On April 1, 2010, the Company adopted new accounting guidance which affected the presentation of its trade receivables securitization program. Under the new guidance, proceeds received under the securitization are treated as secured borrowings. Previously, they were treated as proceeds from the sale of trade receivables. The Company participates in a trade receivables securitization agreement with three commercial banks. Funding under the agreement was $295 million at both September 30, 2010 and March 31, 2010. Beginning on April 1, 2010, the Company recognized the trade receivables and the borrowings they collateralize on its balance sheet. Additionally, new borrowings under the trade receivables securitization agreement are classified as financing activities on the Company’s statement of cash flows. Prior to April 1, 2010, they were treated as proceeds from the sale of trade receivables and reflected net of collections on the statement of cash flows as operating activities. With respect to the Company’s statement of earnings, the amounts previously recorded within the line item “Discount on securitization of trade receivables,” which represented the difference between the proceeds from the sale and the carrying value of the receivables under the securitization agreement, are now reflected within “Interest expense, net” consistent with the new accounting treatment.

b)	On September 13, 2010, the Company entered into a new four-year $750 million revolving credit facility (the “New Credit Facility”). The New Credit Facility consists of a $650 million U.S. dollar revolving credit line and a $100 million (U.S. dollar equivalent) multi-currency revolving credit line. The maturity date of the New Credit Facility is September 13, 2014. Under circumstances described in the New Credit Facility, the revolving credit line may be increased by an additional $325 million, provided that the multi-currency revolving credit line may not be increased by more than an additional $50 million. Approximately $515 million was available to the Company under the New Credit Facility at September 30, 2010.

c)	In connection with the entry into the New Credit Facility, the Company terminated its $1.7 billion credit facility (the “Prior Credit Facility”), which was scheduled to mature on July 25, 2011. All obligations outstanding under the Prior Credit Facility were repaid using proceeds of the New Credit Facility and other funds. In connection with the early termination of the Company’s Prior Credit Facility, the Company recognized a loss of $640 thousand associated with deferred financing costs. Additionally during the current quarter, the Company repurchased $5 million of its 7.125% senior subordinated notes that mature on October 1, 2018. The repurchase resulted in a loss on the extinguishment of debt of $581 thousand related to the redemption premium and the write-off of deferred financing costs associated with the issuance of the notes. For the current quarter, the Company recognized a total of $1.2 million ($770 thousand after tax) of losses on the extinguishment of debt. Year-to-date, the Company has recognized $4.2 million ($2.6 million after tax) of losses on the extinguishment of debt.

d)

As collective bargaining agreements (“CBAs”) came up for renewal, the Company actively negotiated the withdrawal from multi-employer defined benefit pension plans (“MEPP”) replacing those retirement plans for CBA employees with defined contribution plans. As part of the withdrawal from a MEPP, the Company is required to fund its portion of the MEPP’s unfunded pension obligation. The ultimate amount of the withdrawal liability assessed by the MEPP is impacted by a number of factors, including investment returns, benefits levels, and continued participation by other employers in the MEPP. The computation of the Company’s portion of a plan’s unfunded obligation may take up to 24 months for the pension plan administrators to prepare. As a result, the Company has recorded estimated liabilities for these withdrawals based on the latest information available to it from the plans. During the current quarter, the Company received revised estimated withdrawal liabilities from two plan administrators which resulted in additional charges of $1.4 million ($870 thousand after tax). The second quarter charges bring the year-to-date costs related to MEPP withdrawals to $4.6 million ($2.8 million after tax). These charges were reflected in selling, distribution and administrative expenses. Through fiscal 2012, three remaining CBAs, covering approximately 30 employees who participate in MEPPs, will come up for renewal.

e)	In February 2010, Air Products & Chemicals, Inc. made an unsolicited public proposal to acquire the Company, and subsequently commenced a tender offer. Costs related to the unsolicited takeover attempt represent legal and professional fees and other costs incurred in response to this action.

f)	Certain reclassifications were made to the Consolidated Statements of Earnings for the prior period to conform to the current period presentation. These reclassifications resulted in increasing revenue and selling, distribution and administrative expenses and reducing cost of products sold (excluding depreciation). These reclassifications were the result of conforming the Company’s accounting policies in conjunction with its SAP implementation and were not material. Consolidated operating income and net earnings for the prior period were not impacted by the reclassifications.

g)	Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Corporate operating expenses are generally allocated to each business segment based on sales dollars. However, the legal and professional fees and other costs incurred as a result of Air Products’ unsolicited takeover attempt were not allocated to the Company’s business segments, and are reflected in the eliminations and other column below:

	(Unaudited) Three Months Ended September 30, 2010				(Unaudited) Three Months Ended September 30, 2009
(In thousands)	Distribution	All Other Ops.	Elimination and Other	Total	Distribution	All Other Ops.	Elimination and Other	Total
Gas and rent	$562,970	$123,780	$(8,084)	$678,666	$523,864	$110,134	$(6,771)	$627,227
Hardgoods	381,315	1,688	(6)	382,997	336,404	1,465	(5)	337,864

Total net sales	944,285	125,468	(8,090)	1,061,663	860,268	111,599	(6,776)	965,091
Cost of products sold (excluding depreciation)	419,924	64,338	(8,090)	476,172	375,254	56,658	(6,776)	425,136
Selling, distribution and administrative expenses	361,723	34,891	—	396,614	339,357	32,657	—	372,014
Costs related to unsolicited takeover attempt	—	—	4,687	4,687	—	—	—	—
Depreciation	52,287	3,927	—	56,214	48,933	3,714	—	52,647
Amortization	5,049	1,162	—	6,211	4,336	1,141	—	5,477

Operating income	$105,302	$21,150	$(4,687)	$121,765	$92,388	$17,429	$—	$109,817

	(Unaudited) Six Months Ended September 30, 2010				(Unaudited) Six Months Ended September 30, 2009
(In thousands)	Distribution	All Other Ops.	Elimination and Other	Total	Distribution	All Other Ops.	Elimination and Other	Total
Gas and rent	$1,119,417	$250,692	$(15,628)	$1,354,481	$1,056,846	$221,462	$(12,391)	$1,265,917
Hardgoods	756,708	3,141	(11)	759,838	678,013	3,161	(9)	681,165

Total net sales	1,876,125	253,833	(15,639)	2,114,319	1,734,859	224,623	(12,400)	1,947,082
Cost of products sold (excluding depreciation)	834,362	132,551	(15,639)	951,274	759,544	116,931	(12,400)	864,075
Selling, distribution and administrative expenses	719,608	67,555	—	787,163	687,740	63,018	—	750,758
Costs related to unsolicited takeover attempt	—	—	8,474	8,474	—	—	—	—
Depreciation	102,920	7,559	—	110,479	96,860	7,370	—	104,230
Amortization	10,089	2,324	—	12,413	8,579	1,714	—	10,293

Operating income	$209,146	$43,844	$(8,474)	$244,516	$182,136	$35,590	$—	$217,726

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings Per Diluted Share and Earnings Guidance

Reconciliations and computations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009
Earnings per diluted share	$0.78	$0.76	$0.65

Adjustments to earnings per diluted share:
Costs related to unsolicited takeover attempt	0.03	0.03	—
Losses on the extinguishment of debt	0.01	0.02	0.02
Multi-employer pension plan withdrawal charges	0.01	0.02	0.01

Adjusted earnings per diluted share	$0.83	$0.83	$0.68

	Three Months Ended Dec. 31, 2009	(Guidance Range) Three Months Ending December 31, 2010				Year Ended March 31, 2010	(Guidance Range) Year Ending March 31, 2011
		Low	YoY Change	High	YoY Change		Low	YoY Change	High	YoY Change
Earnings per diluted share	$0.56	$0.76		$0.80		$2.34	$3.10		$3.20

Adjustments to earnings per diluted share:
Costs related to unsolicited takeover attempt	—	—		—		0.18	0.06		0.06
Losses on the extinguishment of debt	0.05	—		—		0.14	0.03		0.03
Multi-employer pension plan withdrawal charges	0.04	—		—		0.05	0.03		0.03
Non-recurring tax benefit	—	—		—		(0.03)	—		—

Adjusted earnings per diluted share	$0.65	$0.76	17%	$0.80	23%	$2.68	$3.22	20%	$3.32	24%

Guidance for adjusted earnings per diluted share excludes debt extinguishment charges, multi-employer pension plan withdrawal charges, and costs and charges related to the unsolicited takeover attempt. Adjustments to earnings per diluted share guidance for the year ending March 31, 2011, reflect charges and costs recognized through September 30, 2010.

The Company believes that adjusted earnings per diluted share provides investors meaningful insight into the Company’s earnings performance without the impact of debt extinguishment charges, multi-employer pension plan withdrawal charges, and costs and charges related to Air Products’ unsolicited takeover attempt. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted earnings per diluted share metric may be different from adjusted earnings per diluted share metrics provided by other companies.

Adjusted Operating Margin

Reconciliations and computations of adjusted operating margin:

	Three Months Ended
(Dollars in thousands)	September 30, 2010	June 30, 2010	September 30, 2009
Net sales	$1,061,663	$1,052,656	$965,091

Operating income	$121,765	$122,751	$109,817
Operating margin	11.5%	11.7%	11.4%

Plus:
Costs related to unsolicited takeover attempt	4,687	3,787	—
Multi-employer pension plan withdrawal charges	1,419	3,204	1,700

Adjusted operating income	$127,871	$129,742	$111,517

Adjusted operating margin	12.0%	12.3%	11.6%

The Company believes the above adjusted operating margin computations help investors assess the Company’s operating performance without the impact of charges associated with the Company’s withdrawal from multi-employer pension plans, and costs and charges related to Air Products’ unsolicited takeover attempt. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted operating margin computations may be different from the adjusted operating margin computations provided by other companies.

Free Cash Flow and Adjusted Cash from Operations

Reconciliations and computations of free cash flow and adjusted cash from operations:

	Six Months Ended September 30,
(Amounts in thousands)	2010	2009
Net cash (used) provided by operating activities	$(16,557)	$299,770

Adjustments to cash (used) provided by operating activities:
Cash used by the securitization of trade receivables	295,000	38,700
Stock issued for employee stock purchase plan	7,374	7,759
Tax benefit realized from the exercise of stock options	4,286	2,721

Adjusted cash from operations	290,103	348,950

Capital expenditures	(117,337)	(131,365)
Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	6,448	5,695

Adjusted capital expenditures	(110,889)	(125,670)

Free Cash Flow	$179,214	$223,280

The Company believes that free cash flow and adjusted cash from operations provide investors meaningful insight into the Company’s ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our free cash flow and adjusted cash from operations metrics may be different from free cash flow and adjusted cash from operations metrics provided by other companies.

Adjusted Debt

Reconciliations and computations of adjusted debt:

(In thousands)	September 30, 2010	March 31, 2010
Current portion of long-term debt	$10,624	$10,255
Long-term debt, excluding current portion	1,666,918	1,499,384

Total book debt	1,677,542	1,509,639
Securitization of trade receivables	—	295,000

Adjusted debt	$1,677,542	$1,804,639

Adjusted debt (reduction) year-to-date	$(127,097)

The Company uses adjusted debt to provide investors with a more meaningful measure of the Company’s debt obligations by adjusting for funds received under the trade receivables securitization program.